Exhibit (a)(1)(A)

ANTIGENICS INC.

3 Forbes Road

Lexington, MA 02421

(781) 674-4400

OFFER TO EXCHANGE

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

June 17, 2009

SUMMARY TERM SHEET

Antigenics Inc., a Delaware corporation (the “Company”, “we”, “our”, or “us”) is offering our employees, including our executive officers, the opportunity to exchange outstanding options to purchase Antigenics Inc. common stock, par value $0.01 per share (“Common Stock”), for new options to purchase Common stock on the terms and subject to the conditions of the Offer (as defined below) described herein. The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of this Offer To Exchange Outstanding Options To Purchase Common Stock (together with the related cover letter, this Summary Term Sheet, the Glossary and the Questions and Answers, the “Offer Documents”) and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer. We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary.

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Offer. We are offering our employees, including executive officers, the opportunity to exchange options to purchase Common Stock granted under our 1999 Equity Incentive Plan, as amended (the “1999 Plan”) with an exercise price greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock, for Replacement Options (as defined below) to be granted under our 2009 Equity Incentive Plan (the “2009 Plan”) on the terms and subject to the conditions contained in the Offer Documents (the “Offer”). Outstanding stock options with an exercise price of less than $4.75 per share or the Fair Market Value of our Common Stock, are not eligible to be exchanged pursuant to this Offer. Replacement Options will be granted at the closing sale price of our Common Stock as reported on NASDAQ on the expiration date of the Offer (See Section 1).

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Eligible Participants. The Offer will be open to all persons that, as of the Commencement Date, and through the Expiration Date, are Antigenics employees. This includes our executive officers but excludes non-employee members of our Board of Directors and consultants, who will not be eligible to participate in the Offer.

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for Replacement Options. (See Section 3 for further information on participation.).

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Exchange Ratio. The exchange ratio of Eligible Options to Replacement Options will be three Replacement Options for each four Eligible Options you surrender. Fractional Replacement Options will not be granted.

In all cases the number of Replacement Options will be rounded to the closest number of full shares. For example, if you are an Eligible Participant and you elect to exchange an Eligible Option Grant to purchase 1000 shares of Antigenics common stock at an exercise price of $7.00, you will receive a Replacement Option to purchase 750 shares of Antigenics common stock. (See Section 1 for further information on Exchange Ratios.)

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Replacement Options. The Replacement Options will be subject to a new eighteen-month vesting period, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. Replacement Options for Eligible Grants will vest in six equal, quarterly installments over an eighteen-month period.

We will grant the Replacement Options immediately following the Expiration Date of this Offer. If you exchange Eligible Option Grants for Replacement Options and your Continued Service terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your Continued Service terminates subject to any relevant provisions of the 2009 Plan.

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Other Terms and Conditions of Replacement Options. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our Common Stock. Replacement Options will be granted pursuant to the 2009 Plan and will be nonstatutory stock options. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2009 Plan.

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Timing. We commenced the Offer on Wednesday, June 17, 2009. The Expiration Date of the Offer is currently 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009, but we may extend the expiration of the Offer.

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Eligibility. If for any reason you are not an employee of Antigenics on the Commencement Date, you will not be eligible to participate in the Offer. If you are not an employee of Antigenics on the Expiration Date, your tender of your stock options will not be accepted. Stock options held by non-employee members of our Board of Directors and consultants may not be exchanged in the Offer.

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Election. To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009 in accordance with the procedures described in the Offer Documents. Completed Election Forms must be delivered either in person or via e-mail to Christine Klaskin (cklaskin@antigenics.com). (See Sections 3, 4 and 5 for further information on Exchange Procedures.)

You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009 by following similar procedures. You may not withdraw or change your election after 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. Withdrawal Forms must be delivered either in person or via e-mail to Christine Klaskin (cklaskin@antigenics.com).

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Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6 for further information on the Conditions for this Offer to Exchange.)

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Trading Price for Our Common Stock. Shares of our common stock are traded on NASDAQ under the symbol “AGEN.” We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7 for further information on our trading range.)

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Tax Consequences. The exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange under current U.S. law, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the grant of Replacement Options. (See Section 13 for further information on U.S. taxation.)

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14 for further information on Offer Extension and Amendment.)

ANTIGENICS INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., U.S. EASTERN DAYLIGHT TIME,

ON THURSDAY, JULY 16, 2009, UNLESS WE EXTEND THE EXPIRATION OF THE OFFER

We are offering Eligible Participants the opportunity to exchange outstanding options to purchase shares of our Common Stock that have an exercise price that is greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock, for Replacement Options to purchase a specified of shares of our Common Stock at a fixed exercise price per share that is equal to the Fair Market Value of our Common Stock.

We expect to grant the Replacement Options immediately following the expiration of this offering. The Replacement Options will be granted pursuant to our 2009 Plan, subject to the terms and conditions of the 2009 Plan, the applicable Replacement Option grant agreement, and this Offer to Exchange Outstanding Options to Purchase Common Stock. If you are an Eligible Participant and wish to accept the Offer, you must complete an Election Form agreeing to exchange one or more of your Eligible Option Grants for Replacement Options and specifying the Eligible Option Grants to be exchanged. The Offer expires at 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009, unless we extend the expiration of the Offer. Capitalized terms are defined in the Glossary beginning on page 5.

The Offer will be open to all persons that as of the commencement and expiration of the Offer are Antigenics’ employees, including our executive officers. However, non-employee members of our Board of Directors and our consultants will not be eligible to participate in the Offer.

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The exchange ratio of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options granted will be 4:3. In other words, if you validly tender an Eligible Option Grant, and such Eligible Option Grant is accepted and cancelled, you will receive three Replacement Options for each four Eligible Options tendered. Fractional Replacement Options will not be granted

If you are an Eligible Participant, you may exchange one or more of your outstanding Eligible Option Grants for Replacement Options. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. Your election to exchange one or more of your outstanding Eligible Option Grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the time the Offer expires on the Expiration Date unless the individual who tendered for exchange ceases to be an Eligible Participant, in which case the Eligible Option will remain outstanding and exercisable in accordance with its original terms, notwithstanding any action Antigenics may have taken to cancel the Eligible Option Grant or issue a Replacement Option. Any such cancellation or Replacement Option will be void and of no force or effect.

We will grant the Replacement Options immediately following the expiration of the Offer. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Participant’s Continued Service and the terms of the Replacement Option.

•	Subject to the employee’s Continued Service, Replacement Options for Eligible Option Grants will vest in six equal, quarterly installments over an eighteen-month period.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUED SERVICE TERMINATES SUBJECT TO ANY RELEVANT PROVISIONS OF THE 2009 PLAN.

We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of the Offer Documents.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE, NOR OUR BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Shares of our Common Stock are listed on NASDAQ under the symbol “AGEN.” On June 15, 2009, the closing price of our Common Stock as reported on NASDAQ was $2.06 Per share. We recommend that you obtain current market reports for our Common Stock before deciding whether to elect to exchange your Eligible Option Grants.

A listing of all of your Eligible Option Grants can be obtained by visiting the Fidelity website at www.fidelity.com and logging on to your account.

If you have any questions regarding the Offer, please consult the Offer Documents and the Schedule TO. If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact Christine Klaskin at cklaskin@antigenics.com or John Cerio at jcerio@antigenics.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in the Offer, you must properly complete the Election Form which may be obtained from the Antigenics’ intranet or in person from Human Resources, and deliver it in accordance with its instructions before the Expiration Date (currently 5:00 p.m., U.S. Eastern Daylight Time on Thursday, July 16, 2009), unless we extend the expiration of the Offer. If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options. The information about the Offer is limited to the Offer Documents.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION, NOR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

1999 Equity Incentive Plan, or 1999 Plan, means Antigenics’ 1999 Equity Incentive Plan, as amended from time to time. All Eligible Option Grants were granted under the 1999 Plan.

2009 Equity Incentive Plan, or 2009 Plan, means our 2009 Equity Incentive Plan, as approved by Antigenics stockholders at the 2009 Annual Stockholders’ Meeting. All Replacement Options will be granted under the 2009 Plan.-

Antigenics means Antigenics Inc.

Commencement Date means June 17, 2009, the date that we first provided to Eligible Participants the opportunity to participate in the Offer and the means to exchange Eligible Option Grants. Eligible Participants will be informed of the commencement of the Offering by e-mail.

Continued Service means that the Eligible Participant’s service with us, as an employee, is not interrupted or terminated. A change in the capacity in which the Eligible Participant renders service to us as an employee, provided that there is no interruption or termination of the Eligible Participant’s service with us, shall not terminate an Eligible Participant’s Continued Service. However, a change in status from an employee to a consultant shall constitute an interruption of Continued Service. The Board of Directors or the chief executive officer of Antigenics, in that party’s sole discretion, and to the extent permitted under applicable law, may determine whether Continued Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

Board of Directors means the board of directors of Antigenics Inc.

Eligible Participant means all persons that as of the Commencement Date and on the Expiration Date are employees of Antigenics Inc. This includes our executive officers but excludes non-employee members of our Board of Directors and our consultants.

Eligible Option Grants means all outstanding stock option grants that were granted under the 1999 Plan held by Eligible Participants that have an exercise price that is greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock.

Eligible Options means all unexercised stock options within an Eligible Option Grant.

Expiration Date means the time that the Offer will expire- at 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009, unless we extend the expiration of the Offer.

Fair Market Value means the closing sale price of our Common Stock as reported on NASDAQ on the Expiration Date (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).

NASDAQ means The NASDAQ Capital Market at all times since March 27, 2009, and the NASDAQ Global Market at all times prior to March 27, 2009.

Offer means this offer to exchange Eligible Option Grants for Replacement Options.

Offer Documents means this Offer to Exchange Outstanding Options to Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (as they each may be amended from time to time).

Replacement Options means stock options granted pursuant to the Offer in exchange for the Eligible Option Grants.

SEC means the U.S. Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Participants the opportunity to exchange their Eligible Option Grants for Replacement Options to purchase a specified number of shares of Antigenics Common Stock. Antigenics executive officers are eligible to participate in the Offer, on the same terms and subject to the same conditions as our other employees, but non-employee members of the Board of Directors and our consultants are not eligible to participate in the Offer.

For each four Eligible Options tendered with an exercise price greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock, three Replacement Options will be granted. Replacement Options will be granted on a full-share basis, only. Should the calculation of the number of Replacement Options result in an incremental share, the total number of Replacement Options will be rounded to the next nearest whole share amount.

As of June 15, 2009, there were outstanding options to purchase 6,657,295 shares of our Common Stock under the 1999 Plan, of which options to purchase 1,799,684 shares were covered by Eligible Option Grants. If all Eligible Option Grants to purchase stock were exercised as of June 15, 2009, the number of shares issued would represent approximately 2% of Antigenics’ shares outstanding.

Participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. The Offer is subject to the terms and conditions described in the Offer Documents. We will only accept for exchange Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Section 4 of the Offer Documents before the Offer expires on the Expiration Date.

Each Replacement Option granted in the exchange will represent a right to acquire the specified number of shares of Antigenics Common Stock it replaces, at a fixed exercise price per share that is equal to Fair Market Value of Antigenics’ Common Stock. We will grant the Replacement Options immediately following the expiration of the Offer. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested in six equal, quarterly installments over an 18-month period.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO CONTINUED SERVICE AT ANTIGENICS. YOUR SERVICE IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOU ARE NOT AN ANTIGENICS EMPLOYEE ON THURSDAY, JULY 16, 2009, THE EXPIRATION DATE OF THIS TENDER OFFER, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. OUTSTANDING STOCK OPTIONS WITH AN EXERCISE PRICE OF LESS THAN $4.75 PER SHARE OR THE FAIR MARKET VALUE OF OUR COMMON STOCK ARE NOT ELIGIBLE TO BE EXCHANGED PURSUANT TO THIS OFFER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR CONTINUED SERVICE TERMINATES SUBJECT TO ANY RELEVANT PROVISIONS OF THE 2009 PLAN.

The Expiration Date of the Offer means 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009, unless we, in our discretion, extend the expiration of the Offer. If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer.

If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we are required to extend the Offer for a period of 10 business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

Antigenics Inc. (including its subsidiaries, also referred to as “Antigenics”, the “Company”, “we”, “us”, and “our”) is a biotechnology company developing and commercializing technologies to treat cancers and infectious diseases, primarily based on immunological approaches. Our most advanced product, Oncophage® (vitespen), is a patient-specific therapeutic cancer vaccine registered for use in Russia and under review by the European Medicines Agency for the treatment of kidney cancer patients with earlier-stage disease. Oncophage has been tested in Phase 3 clinical trials for the treatment of renal cell carcinoma, the most common type of kidney cancer, and for metastatic melanoma, and it has also been tested in Phase 1 and Phase 2 clinical trials in a range of indications and is currently in a Phase 2 clinical trial in recurrent glioma, a type of brain cancer. Our product candidate portfolio includes (1) QS-21 Stimulon® adjuvant, or QS-21, which is used in numerous vaccines under development in trials, some as advanced as Phase 3, for a variety of diseases, including hepatitis, human immunodeficiency virus, influenza, cancer, Alzheimer’s disease, malaria, and tuberculosis, (2) AG-707, a therapeutic vaccine program tested in a Phase 1 clinical trial for the treatment of genital herpes, and (3) Aroplatin™, a liposomal chemotherapeutic tested in a Phase 1 clinical trial for the treatment of solid malignancies and B-cell lymphomas. Our business activities have included product research and development, intellectual property prosecution, manufacturing therapeutic vaccines for clinical trials, regulatory and clinical affairs, corporate finance and development activities, market development, and support of our collaborations.

Our product candidates require clinical trials and approvals from regulatory agencies, as well as acceptance in the marketplace. We are conducting clinical trials in various cancer indications and in one infectious disease indication. Part of our strategy is to develop and commercialize some of our product candidates by continuing our existing collaborative arrangements with academic and corporate collaborators and licensees and by entering into new collaborations.

Historically, we have regularly granted stock options to virtually all of our employees. When our Compensation Committee or Chief Executive Officer approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to the closing price of a share of our common stock on the date the stock option is granted. Thus, an option holder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price. Like many life sciences companies, our stock price has experienced a significant decline during the last year, which has been exacerbated by the recent global financial crisis and other current negative macroeconomic indicators. We are continuing our efforts in expanding approvals of our therapies, but they have not yet translated into a substantial improvement in our stock price. Many of our employees hold options with exercise prices significantly higher than the current market price of our common stock.

As of June 15, 2009 Eligible Participants held approximately 1,799,684 options with exercise prices greater than $4.75 per share. On June 15, 2009 the closing price of our Common Stock as reported by NASDAQ was $2.06. We believe that to enhance long-term stockholder value we need to maintain competitive compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially “out of the money” are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Participants an economic stake in our future growth and success.

In addition, many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended incentive-related purpose.

We regularly evaluate various strategic and business development opportunities, as contemplated by our strategic plan. Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)	any change in our present Board of Directors, including a change in the number or term of directors;

(f)	any other material change in our corporate structure or business;

(g)	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j)	the acquisition by any person of our securities or the disposition of our securities; or

(k)	any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we, nor our Board of Directors, make any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3. PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must submit an Election Form in person to Christine Klaskin, or via e-mail at cklaskin@antigenics.com before 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. Election Forms may be obtained from the Antigenics intranet or from Human Resources.

A listing of all of your Eligible Option Grants can be obtained by visiting the Fidelity website at www.fidelity.com by logging into your account. If you have any questions regarding the submission of the Election Form, please contact Christine Klaskin at cklaskin@antigenics.com or John Cerio at jcerio@antigenics.com.

You do not need to return your stock option agreements for your Eligible Option Grants to accept the Offer to Exchange. Your old Eligible Options will be automatically cancelled at the time the Replacement Options are granted if we accept your Election Form.

The delivery of the Election Forms and any other required documents are at the sole risk of the option holder. Delivery of the completed forms will be deemed made only when actually received by us in person or via email at cklaskin@antigenics.com. No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grant will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we will accept on the Expiration Date of the Offer, all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time beginning on the Commencement Date and ending at 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009.

To change your election, you must deliver a Notice of Withdrawal Form, or re-deliver the Election Form, each to the Antigenics stock administration department in person or via e-mail at cklaskin@antigenics.com, before 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. All forms are available on the intranet or from Human Resources. If you have any questions regarding any changes to your election, please contact Christine Klaskin at cklaskin@antigenics.com or John Cerio at jcerio@antigenics.com. The last Notice of Withdrawal Form or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009 will be treated as your final election with respect to the Offer. After you deliver a Notice of Withdrawal Form, you will receive an email confirmation that will confirm your election to withdraw your Eligible Option Grants from the exchange.

The delivery of Election Forms, Notices of Withdrawal Forms and any other required documents are at the sole risk of the option holder. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of the Offer, we currently expect that on the Expiration Date, Thursday, July 16, 2009, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer. We expect to grant the Replacement Options immediately following the expiration of the Offer.

If you are an Antigenics employee (including an employee on a leave of absence) as of the Commencement Date but not as of the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted.

If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Replacement Options are granted, you are an employee on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are an employee on a leave that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. After you deliver an Election Form you will receive an e-mail confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange, including:

•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment.

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly restricts, prohibits or delays the making of the exchange, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•

any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any significant increase or decrease in the market price of the shares of our Common.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our Common Stock. Our Common Stock is listed on NASDAQ under the symbol “AGEN.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on NASDAQ.

Quarter ended	High	Low
Fiscal Year 2009
Through June 15, 2009	$3.34	$0.43
March 31, 2009	$0.50	$0.30

Fiscal Year 2008
December 31, 2008	$1.63	$0.39
September 30, 2008	$2.09	$1.37
June 30, 2008	$3.90	$1.56
March 31, 2008	$2.58	$2.00

Fiscal Year 2007
December 31, 2007	$3.45	$1.95
September 30, 2007	$3.21	$2.15
June 30, 2007	$5.42	$2.22
March 31, 2007	$2.32	$1.54

On June 15, 2009, the closing price of our Common Stock as reported by NASDAQ was $2.06 per share. We recommend that you obtain current market reports for our Common Stock before deciding whether to elect to exchange your Eligible Option Grants.

8. EXCHANGE RATIO.

If you validly tender an Eligible Option Grant, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to a specified number of shares of Antigenics Common Stock based on the number of shares of your Eligible Option Grant at the time of the exchange. For example, if an Eligible Participant holds an Eligible Option Grant to purchase 1000 shares of our common stock at an exercise price of $7.00 per share, he or she would be entitled to exchange that stock option for a Replacement Option to purchase 750 shares having an exercise price equal to the Fair Market Value of our Common Stock.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Each Replacement Option granted in the exchange will represent a right to acquire a specified number of shares of Antigenics Common Stock based on the number of shares of the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our Common Stock. We will grant the Replacement Options immediately following the expiration of the Offer.

The terms and conditions of the Replacement Options are set forth in the 2009 Plan, the applicable Replacement Option grant agreement, and this Offer to Exchange Outstanding Options to Purchase Common Stock. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service to Antigenics, the option will expire earlier. For Replacement Options exchanged for Eligible Options with an exercise price greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock, vesting will be in six equal, quarterly installments over an eighteen-month period. Replacement Options will be nonstatutory stock options pursuant to the 2009 Plan. Although the majority of Eligible Option Grants are nonstatutory stock options, there are a certain set of Eligible Option Grants made in 2000 and 2001 that were incentive stock options. By participating in the Offer you may be exchanging Eligible Option Grants that were incentive stock options for Replacement Options, all of which will be nonstatutory stock options. Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2009 Plan prospectus and supplement.

As of June 15, 2009, there were options outstanding to purchase approximately 6,657,000 shares of our Common Stock under the 1999 Plan. If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 1,350,000 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 2% of the total shares of our Common Stock outstanding as of June 15, 2009.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A. As of the close of business on June 15, 2009, our executive officers and non-employee directors (5 persons) as a group held options outstanding under the 1999 Plan to purchase a total of 2,535,305 shares of our Common Stock. This covered approximately 38% of the shares subject to all options outstanding under the 1999 Plan as of the same date.

As of the close of business on June 15, 2009, our executive officers as a group held Eligible Option Grants to purchase a total of 900,600 shares of Antigenics Common Stock covering approximately 50% of the shares subject to all Eligible Option Grants as of the same date. Non-employee members of our Board of Directors will not be eligible to participate in the Offer and therefore none of them hold Eligible Option Grants.

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in the Offer Documents or in our filings with the SEC, including, without limitation, our Definitive Proxy Statement filed on Schedule 14A on April 27, 2009, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under the 1999 Plan, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE.

The Offer is intended to restore competitive and appropriate equity incentives for our employees and to reduce our existing overhang.

Many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended incentive-related purpose. If all Eligible Option Grants are tendered in this Offer, Eligible Option Grants covering an aggregate options to purchase 1,799,684 shares of Antigenics Common Stock as of June 15, 2009 would be surrendered and cancelled and Replacement Options covering options to purchase 1,349,763 shares would be granted.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Replacement Options as described in the Offer Documents. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances: nor is it intended to apply in all respects to all categories of option holders. In particular, this summary does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder pursuant to this Offer.

The following summary of U.S. federal income tax consequences assumes that the Eligible Option Grants are treated as exempt from the application of the Code’s “nonqualified deferred compensation” rules and that the exchange contemplated by the Offer will be respected as a transaction that is consistent with that exemption. If either assumption is not correct, the exchange of Eligible Options for Replacement Options may result in adverse tax consequences to you.

We believe the exchange of Eligible Options Grants for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, neither the relinquishment of the Eligible Option Grants nor the grant of the Replacement Options will result in currently taxable income to you.

Replacement Options

Each Replacement Option is a nonstatutory stock option for U.S. federal tax purposes and not an “incentive stock option” within the meaning of Section 422 of the Code. As such, on the date or dates when you exercise a Replacement Option and receive shares of Antigenics common stock, you generally will recognize ordinary income equal to the excess of the shares’ fair market value on the exercise date over the Replacement Option’s exercise price. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements.

When shares are delivered to you upon exercise of your Replacement Options, we will withhold all required federal, state, local, foreign and other taxes required to be withheld under applicable law, if you were employed by Antigenics at the time of grant. We may require you to satisfy applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Any gain or loss recognized upon a subsequent sale of your shares generally is treated as capital gain or loss. The amount of any such gain or loss will equal the difference between the sale price and your tax basis in the shares. In general, your tax basis in the shares will equal the amount you paid for the shares plus the ordinary income recognized upon exercise, and any recognized capital gain or loss will be treated as long term if you held the shares for more than one year following exercise of the Replacement Option.

Incentive Stock Options

Eligible Options that are incentive stock options and are tendered as a part of this Offer will be replaced by nonstatutory stock options and subject to the rules above that apply to nonstatutory stock options. Under current U.S. federal tax law, an option holder generally will not recognize income upon the grant of an incentive stock option. Also, except as described below, an option holder will not recognize income upon exercise of an incentive stock option if the option holder has been employed by Antigenics or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the option holder exercises the option. If the option holder has not been so employed during that time, then he or she will be taxed as if the option were a nonstatutory stock option. The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

If the shares received pursuant to the exercise of an incentive stock option are disposed of within two years from the date of grant or within one year from the date of exercise, the option holder will recognize ordinary income equal to the excess of the sale price over the price paid for the shares. We will be entitled to a deduction for the same amount. If the shares received pursuant to the exercise of an incentive stock option are disposed of more than two years from the date of grant and more than one year after the option was exercised, then the option holder will recognize long-term capital gain or long-term capital loss on the spread. We will not be entitled to a deduction as a result of the grant, exercise, or disposition of an incentive stock option.

Other Tax Consequences

The deductibility of compensation attributable to stock options that are accelerated in connection with a change in control of Antigenics may be limited. An additional tax may be imposed on the value of any such accelerated options and other payments contingent on the change in control if the value of such amounts exceed certain limits.

Compensation paid to certain “covered employees” of public companies that exceeds $1 million is not deductible under Section 162(m) of the Code unless certain conditions are met, including whether the compensation qualifies as “performance-based compensation.” All Replacement Options when granted will be designed to qualify as performance-based compensation, and the compensation recognized in connection with their exercise should be deductible by us under Section 162(m) of the Code.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged.

If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we are required to extend the Offer for a period of 10 business days after the date the notice is published.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16. INFORMATION ABOUT US.

General

Antigenics Inc. (including its subsidiaries, also referred to as “Antigenics”, the “Company”, “we”, “us”, and “our”) is a biotechnology company developing and commercializing technologies to treat cancers and infectious diseases, primarily based on immunological approaches. Our most advanced product, Oncophage® (vitespen), is a patient-specific therapeutic cancer vaccine registered for use in Russia and under review by the European Medicines Agency for the treatment of kidney cancer patients with earlier-stage disease. Oncophage has been tested in Phase 3 clinical trials for the treatment of renal cell carcinoma, the most common type of kidney cancer, and for metastatic melanoma, and it has also been tested in Phase 1 and Phase 2 clinical trials in a range of indications and is currently in a Phase 2 clinical trial in recurrent glioma, a type of brain cancer. Our product candidate portfolio includes (1) QS-21 Stimulon® adjuvant, or QS-21, which is used in numerous vaccines under development in trials, some as advanced as Phase 3, for a variety of diseases, including hepatitis, human immunodeficiency virus, influenza, cancer, Alzheimer’s disease, malaria, and tuberculosis, (2) AG-707, a therapeutic vaccine program tested in a Phase 1 clinical trial for the treatment of genital herpes, and (3) Aroplatin™, a liposomal chemotherapeutic tested in a Phase 1 clinical trial for the treatment of solid malignancies and B-cell lymphomas. Our business activities have included product research and development, intellectual property prosecution, manufacturing therapeutic vaccines for clinical trials, regulatory and clinical affairs, corporate finance and development activities, market development, and support of our collaborations.

Financial

Set forth below is a selected summary of certain financial information about Antigenics. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 11, 2009.

	Year Ended December 31,		Three Months Ended March 31,
(all amounts in thousands except for per share)	2008	2007	2009	2008
	(as adjusted (1))		(as adjusted (1))
Condensed Consolidated Statement of Operations Data:
Revenue	$2,651	$5,552	$621	$850
Operating Expenses:
Research and development	(20,663)	(21,789)	(4,905)	(5,731)
General and administrative	(19,832)	(17,041)	(3,904)	(5,273)

Loss from operations	(37,844)	(33,278)	(8,188)	(10,154)
Non-operating income	13,260	1	158	2
Interest (expense) income, net	(4,114)	(3,518)	(1,446)	(1,219)

Net loss	(28,698)	(36,795)	(9,476)	(11,371)
Dividends on series A convertible preferred stock	(790)	(790)	(198)	(198)

Net loss attributable to common stockholders	$(29,488)	$(37,585)	$(9,674)	$(11,569)

Net loss attributable to common stockholders per common share, basic and diluted	$(0.47)	$(0.81)	$(0.14)	$(0.21)
Weighted average number of shares outstanding, basic and diluted	63,249	46,512	66,871	55,746

Consolidated Balance Sheet Data (at period end):
Cash, cash equivalents, and short-term investments	$34,463	$18,679	$24,585	$35,410
Total current assets	35,486	20,782	26,396	37,794
Total assets	56,822	44,351	46,711	60,043
Total current liabilities	6,997	8,383	6,062	7,922
Long-term debt, less current portion	64,126	71,524	63,159	71,834
Stockholders’ deficit	(20,330)	(41,370)	(30,698)	(25,147)

(1)	Certain amounts previously reported have been adjusted as a result of the retrospective application of the January 1, 2009 adoption of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

Antigenics’ book value per share as of March 31, 2009 was ($0.46). Book value per share is the value of our total stockholders’ deficit divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at March 31, 2009 amounted to approximately 261,000.

17. ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your stock options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 16, 2009.

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed May 11, 2009

(c)	our Current Reports on Form 8-K filed on January 21, 2009, February 4, 2009, March 12, 2009, March 30, 2009, April 17, 2009, April 22, 2009, April 29, 2009, April 30, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, and June 15, 2009;

(d)	our Definitive Proxy Statement for our fiscal 2009 Annual Meeting of Stockholders, filed on April 27, 2009; and

(e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 24, 2000, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 000-29089. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is listed on - NASDAQ - under the symbol “AGEN” and our SEC filings can be read at the following NASDAQ address:

NASDAQ Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each Eligible Participant, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

ANTIGENICS INC.

3 Forbes Road

Lexington, MA 02421

Attn: Stock Administrator

via email at cklaskin@antigenics.com or by telephoning us at (781) 674-4400 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Eastern Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.

The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

18. MISCELLANEOUS.

The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers and their ages, positions and offices and the number of shares of our Common Stock subject to stock options held as of June 15, 2009, are set forth in the following table:

Name	Age	Positions and Offices Held	Shares Subject to Outstanding Options
Garo H. Armen, Ph.D.	56	Chairman of the Board and Chief Executive Officer	1,484,427	(1)
Shalini Sharp	34	Vice President and Chief Financial Officer	325,267	(2)
Christine M. Klaskin	43	Vice President, Finance, and Principal Accounting Officer	180,511	(3)
Karen Valentine	37	Vice President and General Counsel	178,900	(4)
Kerry A. Wentworth	36	Vice President, Clinical, Regulatory and Quality	366,200	(5)
Wadih Jordan	74	Director	115,000	(6)
Hyam I. Levitsky, MD	50	Director	70,000	(6)
Brian Corvese	51	Director	70,000	(6)
Timothy R. Wright	51	Director	70,000	(6)
Tom Dechaene	48	Director	117,200	(6)
John N. Hatsopoulos	75	Director	55,000	(6)
Timothy Rothwell	58	Director	25,000	(6)

(1)	Includes 700,000 Eligible Options.
(2)	Includes 66,800 Eligible Options.
(3)	Includes 36,300 Eligible Options.
(4)	Includes 37,500 Eligible Options.
(5)	Includes 60,000 Eligible Options.
(6)	Not an Eligible Participant.

The business address of each director and executive officer is: Antigenics Inc., 3 Forbes Road, Lexington, MA 02421.